EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-123274, 333-113100, 333-132346, 333-140391, 333-140392, and 333-149443 on Form S-8 of our reports dated February 13, 2009, relating to (1) the consolidated financial statements of Atheros Communications, Inc. and subsidiaries (the “Company”) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

San Jose, California

February 13, 2009